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[LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

Exhibit 8.1

February 16, 2006

Kimco Realty Corporation
3333 New Hyde Park Road
New Hyde Park, New York 11042-0020

Ladies and Gentlemen:

      Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Kimco Realty Corporation, a Maryland corporation (“Kimco”), relating to the proposed merger of Atlantic Realty Trust, a Maryland real estate investment trust with and into SI 1339, Inc., a Maryland corporation.

      We have participated in the preparation of the discussion set forth in the section entitled “THE MERGER—Material United States Federal Income Tax Consequences of the Merger” in the Registration Statement. In our opinion, such discussion, insofar as it summarizes United States federal income tax law, is accurate in all material respects.

      We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz